Exhibit 21.1

List of Subsidiaries of the Registrant

MVP PF Memphis Poplar 2013, LLC	Minneapolis Venture, LLC	MVP Louisville Station Broadway, LLC
MVP PF St. Louis 2013, LLC	MVP Indianapolis Meridian Lot, LLC	White Front Garage Partners, LLC
Mabley Place Garage, LLC	MVP Milwaukee Clybourn, LLC	Cleveland Lincoln Garage, LLC
MVP Denver Sherman, LLC	MVP Milwaukee Arena Lot, LLC	MVP Houston Preston Lot, LLC
MVP Fort Worth Taylor, LLC	22 Sheridan Bricktown Garage, LLC	MVP Houston San Jacinto Lot, LLC
MVP Milwaukee Old World, LLC	MVP Denver 1935 Sherman, LLC	MVP Detroit Center Garage, LLC
MVP Houston Saks Garage, LLC	MVP Bridgeport Fairfield Garage, LLC	MVP St. Louis Broadway, LLC
MVP Milwaukee Wells, LLC	West 9th Street Properties II, LLC	St. Louis Seventh & Cerre, LLC
MVP St. Louis Cardinal Lot, DST	MVP Acquisitions, LLC	MVP Preferred Parking, LLC
MVP Indianapolis City Park Garage, LLC	Mobile Infra Holdings, LLC	MVP Raider Park Garage, LLC
Mobile Intermediate Holdings, LLC	MVP St. Louis Washington, LLC	MVP New Orleans Rampart, LLC
Minneapolis City Parking, LLC	MVP St. Paul Holiday Garage, LLC	MVP Hawaii Marks Garage, LLC
St. Louis Broadway Group, LLC	MVP St. Louis Cerre, LLC	1W7 Carpark, LLC
222 W 7th Holdco, LLC	322 Streeter Holdco, LLC	2nd Street Miami Garage, LLC
Denver 1725 Champa Street Garage, LLC	Mabley Place Garage II, LLC	Chapman Properties, LLC
MVP REIT II St. Louis Cardinal Lot Investment, LLC	Mobile Infra Operating Partnership, L.P.	MIC 2029 7-Pack Holdco, LLC